Exhibit 14.1
Ethics and Integrity Policy
An Ethics Guide for Employees of Visteon Corporation
innoVation Integrity Safety cusTomers pEople sharehOlder value citizeNship
See the possibilities™...
Visteon is entering an exciting time in its history. We are rapidly changing — our structure, our manufacturing footprint, our service model, where we do business. The list goes on and on. However, in this time of transformation, it is important to remember that some things don’t change. Our values and ethics remain steadfast. As does our expectation that our employees, including executives, officers and senior level managers, as well as members of Visteon’s board of directors, conduct their activities in keeping with the ethical standards contained in this booklet.
How we conduct ourselves — both in the confines of our own facilities and operations and out in the marketplace — determines how we are regarded by our customers, our communities and our co-workers. Guiding our actions are certain core values. They include innovation, safety and the environment, customers, people, shareholder value and corporate citizenship. Perhaps the most overarching value, the one that significantly impacts all the others, is integrity. Having a desire to do the right thing, as opposed to doing what we have a legal right to, is what integrity is all about. In our results-driven culture, keep in mind that although “getting there” is important, how you get there is important as well. Getting results while maintaining the highest ethical standards is what will give Visteon a competitive advantage.
I urge you to take the time to review this policy and develop a working knowledge of its provisions. Be accountable personally for adherence to the policy and promptly report any violations. Whenever in doubt about the right thing to do, seek guidance from your manager, the human resources department, the legal department or in instances involving financial reporting, accounting practices, internal controls or audits, the Audit Committee. The ethical standards embodied in the policy — and our conduct — will distinguish Visteon as we continue on our exciting journey to success.
Sincerely,
Michael F. Johnston
Chairman and CEO

Core Values
innoVation
Our people’s creativity and their ability to anticipate the market and leverage technology will give us a competitive advantage.
Integrity
We demand the highest ethical standards of ourselves and others.
Safety
We will not compromise in providing a safe work environment for our employees and safe products for our customers.
cusTomers
We will earn the trust and satisfaction of our customers by exceeding their expectations.
pEople
We will create an inclusive work environment where all employees can contribute to their fullest capability.
sharehOlder value
We are committed to providing value to our shareholders by building a high performing business.
citizeNship
We will act to protect the environment and add value to the community.

Leadership Standards
We value leaders who:
Focus on the customer
Demonstrate fast response, flawless execution and flexible approaches.
Understand the business
Leverage product integration and acquire an in-depth knowledge of our customers, competitors, partners and ourselves.
Take action
Seek creative solutions to problems, add value and make a difference.
Value diversity and respect others
Cultivate an environment where all ideas are considered and valued and all people can succeed.
Teach and learn
Share knowledge and experience; gain new insights from others.
Take responsibility
Be accountable for decisions and actions.
Demonstrate integrity
Exhibit business ethics beyond reproach.
Foster a safe and healthy environment
Practice careful workplace standards and become model global citizens.
Recognize individual and team contributions
Celebrate our successes; learn from our mistakes; effectively and honestly manage and assess our teams.
Communicate
Share information.

Ethics and Integrity Policy
“Employees have an affirmative obligation to report known or suspected violations of the Ethics and Integrity Policy.”
— Mike Johnston, Chairman and CEO
Diversity and Inclusion
We are working to foster an inclusive environment that provides equal opportunity to our employees, customers, suppliers and the community at large. By creating a corporate culture which is free of harassment or discriminatory treatment of any form, we can give every employee the opportunity to contribute fully to the business success of Visteon.
“Visteon is committed to creating and maintaining an environment in which all employees are treated with respect and differences are highly valued.”

— Chuck Hudson
Vice President, Corporate Human Resources
Safety, Health and the Environment
We are committed to practices that will generate safe workplace actions, conditions and procedures, and we are working to develop and maintain a safe and healthy work environment. Visteon also is a responsible corporate citizen, protecting and conserving the natural environment. We comply with all accepted environmental standards — meeting and often exceeding applicable regulatory and legal requirements. We continually are improving our environmental performance, working to minimize the creation of solid and liquid waste and eliminating other practices that could have a harmful impact on the environment. We describe our commitment to social responsibility and sustainable development in a Corporate Citizenship Report that is published anually.
In addition, we encourage and support the involvement of our employees, officers and directors in local environmental issues as they strive to make a difference within our communities.

“At Visteon, the health and safety of each individual is a primary concern.”

— Don Stebbins
President and COO

Product Safety and Quality
Visteon must design, engineer and manufacture products that meet or exceed all applicable laws, regulations, voluntary standards and industry practices. Acknowledging the trust customers and consumers place in us, we strive to produce high quality products and services with a commitment to continuous improvement in product performance and we are dedicated to creating products that consistently earn high marks for safety.
“Because all our actions impact Visteon products and services, we all share the commitment to, and responsibility for, safety and quality in the products we make.”

— John Kill
Senior Vice President and President, North America Customer Group
Company Property and Information
Company records, property, technical information, communications and opportunities constitute valuable assets that can be critical to Visteon’s performance and competitive advantage. These materials are the property of the Company and — like all assets — should be safeguarded against misuse or misappropriation and used only to further Visteon’s business objectives.
Safeguarding these assets includes taking the appropriate steps to prevent and identify accidental disclosure. These responsibilities and restrictions apply equally to electronic information methods (e-mail, Internet, etc.) and prohibit accessing or creating any electronic communications that contradict Visteon personnel policy.
“We are all responsible for safeguarding Visteon’s assets from misuse or misappropriation, whether those assets are intangible, such as business information and intellectual property or tangible, such as equipment or supplies.”

— Lorie Buckingham
Senior Vice President,
Global Services Group
Books, Records and Filings

Visteon’s relationship with its shareholders and the investment community is built upon its reputation for honesty and integrity in financial and related reporting. Thus, we must make every effort to ensure that information contained in documents filed by the Company with governmental or regulatory bodies, including the Securities and Exchange Commission, and in other Company communications is complete, fair, accurate, timely and understandable. In addition, we are each required to ensure the accuracy of any records we develop or review, including financial records, expense reports and engineering or other technical documents.
It is the Company’s policy to cooperate in government investigations and inquiries. All subpoenas, summonses, information requests relating to legal proceedings, or other inquiries or communications from a law enforcement officer or agency, a court or a lawyer should be referred immediately to the Legal Department. This includes interview requests, document requests or any other requests about an investigation or litigation.
Destroying or altering a document with the intent to impair the document’s integrity or availability for use in any government investigation or legal proceeding is a crime. Documents relevant to any pending, threatened, or anticipated litigation, investigation, or audit shall not be destroyed for any reason. Any belief that Company records are being improperly altered, destroyed, or otherwise treated inconsistently with Visteon’s Record Retention Policy should be reported to the Legal Department.
In addition to being a violation of this policy, efforts to mislead or coerce independent auditors or members of the internal audit staff concerning issues related to audit, accounting or financial disclosure can have serious legal consequences, including criminal penalties.
“We are all required to keep accurate records and provide full, fair, accurate, timely, and understandable disclosure in the periodic reports filed by the Company with regulators and in other public communications made by the Company.”

— Jim Palmer
Executive Vice President and CFO
Intellectual Property, Confidentiality and Privacy
Inventions, ideas and other forms of intellectual property are a vital part of Visteon’s success. As a result, we are diligent about protecting valuable company technology through patents, trade secret protection, copyrights, trademarks or other such methods. Visteon is equally committed to avoiding the unauthorized use of the intellectual property of other companies or individuals.
Visteon also protects corporate data and knowledge through a comprehensive set of Global IT Policies. The Policies provide guidance on safeguarding the Company’s business information and assets from unauthorized access or disclosure and ensuring that information transmitted over our communication systems is properly controlled.
“Visteon is often entrusted with confidential or proprietary information by customers, suppliers and other business contacts. This information should be safeguarded in the same manner as Visteon information.”

— Julie Fream
Vice President and General Manager, Renault-Nissan and
DaimlerChrysler North American CBG
Insider Trading
One example of a misuse of Visteon information and a violation of the law is insider trading. Insider trading occurs when an individual uses material nonpublic information acquired in the course of employment to buy or sell stock or other securities. It is unethical and unlawful to use such information or to disclose it to others (such as family members or friends) who might use it in buying or selling Visteon securities or the securities of any other company. Also prohibited are “tips” about a company with which Visteon might have a pending transaction, such as an acquisition or a strategic alliance, if information about the transaction is not yet known to the public.
“By protecting confidential and proprietary information from unauthorized disclosure, we not only protect valuable company assets — we also help ensure compliance with insider trading laws.”

— John Donofrio
Senior Vice President and General Counsel
Conflicts of Interest
We are expected to exercise good judgment and the highest ethical standards in our activities on behalf of Visteon and also to be mindful that our activities outside the company impact how Visteon is viewed by others. We should avoid any actions, investments or interests which reflect unfavorably on ourselves or the Company. More specifically, we should avoid any action that has the potential or appearance of impacting the company adversely or interfering with our objectivity about what is in Visteon’s best interest.
“Avoid conflicts between personal and Visteon interests. If actual or apparent conflicts are unavoidable, seek guidance on the best course of action and fully disclose any transaction or relationship that reasonably could be expected to give rise to a conflict.”

— Bob Marcin, Senior Vice President,
Corporate Relations
Examples of potential conflicts of interest include but are not limited to:
•	Having more than a 2.5% financial interest in a competitor, customer, supplier or other for-profit entity doing business with Visteon;

•	Outsourcing work to a company in which a relative has a position of leadership or stands to make a monetary gain;

•	Having a consulting, managerial or employment relationship with a competitor, customer, supplier or other entity doing business with the Company;

•	Acquiring property rights that Visteon has or may reasonably have an interest in;

•	Accepting gifts, entertainment or other favors of more than nominal value (which in no case should exceed a fair market value of $50.00 U.S.) from those who do business — or seek to do business — with Visteon;

•	Accepting cash, product or service discounts, loans or co-signature arrangements for you or your family from such individuals;

•	Accepting offers to pay for travel, lodging or similar accommodations;

•	Soliciting any gifts, entertainment or other favors;

•	Any form of adult entertainment.

“In addition to Visteon’s policy, we must also be aware of our customers’ and suppliers’ policies regarding gifts and entertainment and respect such policies.”

— Sherisse Fiorvento, Assistant General Counsel,
Director of Compliance
Visteon recognizes that some forms of corporate-sponsored entertainment can be a legitimate way to build stronger working relationships. Keep in mind that business entertainment should be legal, reasonable, infrequent and justifiable. A modest business lunch or dinner, which is occasionally picked up by one party, is generally acceptable, but a standing lunch or dinner date in which the supplier always pays is not. Season tickets to a sporting event also would not be appropriate, but an occasional invitation to such events is acceptable. Gifts of alcohol are not allowed in many countries. Any questions regarding the appropriateness of a gift or favor, or an offer of entertainment should be directed to the Legal Department.
Fair Dealing and Competition
Visteon policy as well as antitrust laws prohibit price fixing, unfair competition or any other activity which unfairly impacts or restricts competition in the marketplace. Seeking or receiving competitive information or gaining a competitive advantage through illegal means is prohibited. Activities that might give rise to violations of antitrust laws and a breach of Visteon policy include, but are not limited to:
•	Discussions with competitors about prices, costs, production levels, bids or bidding practices, territories, limits on import or export, distribution channels or customers;
•	Restrictions on a customer’s ability to sell or lease a product at or above price.
Antitrust and fair dealing issues can be very complex. Determining what action is permissible and what is improper can be highly technical and dependent on market structure. Whenever any doubt exists, please contact the legal department.
“We seek to compete strongly and deal fairly. We avoid taking unfair advantage through manipulation, theft, concealment, abuse of confidential information, misrepresentation or other unfair practices.”

— Jon Maples, Vice President,
Visteon Services

International Business and
Governmental Regulations
One of the most significant laws that will be encountered by persons involved in government or international business markets is the Foreign Corrupt Practices Act (FCPA). The FCPA applies to all employees or other representatives of Visteon anywhere in the world where Visteon does business. The FCPA prohibits offers of, or payments to, foreign officials, political parties or candidates for political office, to obtain preferential governmental treatment. This prohibition extends beyond monetary payments and includes offering anything of value not only to government officials, but also to their representatives or family members. Under certain limited circumstances, nominal payments to facilitate government services to which Visteon is legally entitled are not in violation of the FCPA.
Even to the extent that such payments may be legal and customary in a particular country in which Visteon does business, they may not be made without advance approval of the legal department. Legal department approval is also required whenever Visteon employees or other representatives are contemplating giving gifts or political or charitable contributions to government representatives or foreign officials.
Several laws restrict the countries in which Visteon can operate, as well as the information or products that it can export. Before making a business entry into any new country, consult the legal department.
“Visteon expects all directors, officers, employees, agents and representatives to comply with all applicable laws in every country in which Visteon does business, as well as with all applicable U.S. laws against discrimination and harassment and laws prohibiting child and forced labor.”
—	Dr Heinz Pfannschmidt
Executive Vice President,
European and
South American Operations
Summary
Integrity is about people doing the right thing — not looking for personal gain or to reward others by taking advantage of ambiguity or uncertainty in the law or in this policy. We are each expected to not only champion the policy, but also to protect it — questioning and reporting any practice or activity that conflicts, or appears to conflict, with the Company’s ethical standards. Those who report suspected violations of this policy will help further the business interests of Visteon and ensure that the public continues to regard Visteon as a company committed to integrity.
Visteon encourages the communication of concerns relating to the lawful and ethical conduct of business, and financial reporting, accounting practices, internal controls or audits. It is Visteon’s policy to protect those who communicate bona fide concerns from any retaliation for such reporting. Confidential and anonymous mechanisms for reporting concerns are available and are described below.
All employees, including company executives, officers and senior level managers, as well as members of Visteon’s board of directors, are expected to conduct their activities in compliance with this policy. Those who engage in conduct that is contrary to the ethical standards set forth in the policy may be subject to discipline, up to and including, termination of employment. In addition, if circumstances warrant, the Company may notify appropriate authorities.
If you are in a situation that you believe may involve or lead to a violation of this policy, you have an affirmative duty to disclose the situation and seek guidance.
Employees should discuss any questions or concerns they have regarding compliance with their managers, their human resources department, the legal department, or other appropriate internal authority.
A global hotline has been provided as a resource for resolving any questions or concerns you might have about Visteon’s ethical standards and for communicating with the Audit Committee of Visteon’s Board of Directors if discussions with management, human resources or the legal department have not resulted in a satisfactory resolution or if you are otherwise concerned about using such avenues of communication.
This policy constitutes the Company’s Code of Business Conduct and Ethics in compliance with the requirements of the New York Stock Exchange and Section 406 of the Sarbanes Oxley Act of 2002 and is designed to promote honest, ethical and lawful conduct by all directors and employees (including officers) of the Company. Any waivers of this policy for directors and executive officers may be made only by the Board of Directors. Any such waivers shall be promptly disclosed to shareholders as required by applicable law and/or stock exchange regulation.

Additional Resources Available on the Legal Department Website
Policies
•	Data Privacy Policy

•	Equal Employment Opportunity

•	Global IT Policies

•	No Harassment Policy

•	Record Retention Policy

•	Stock Trading Policy

•	Technical Resources Policy

•	Travel Policy

•	Travel Expense Reimbursement Guidelines

•	Travel and Business Expense Guidelines

•	Weapons Policy
Bulletins
•	Ethics & Government Interaction

☐	Political Campaigns & the Law

☐	Export Control/Trade Sanctions

☐	Overview of Required Tread Act Disclosures to NHTSA
E-mail Communications

☐	October 2002 — E-mail & Internet Use

☐	November 2002 — Conflict of Interest

☐	December 2003 — Conflict of Interest

☐	May 2004 — EEO/Open Door Policy
Articles
•	Making Ethics Real
— Ethics Q&A

— Ethics Quotes
•	Beyond the Letter of the Law
— Ethics Situations-Solutions

— Ethics Quotes
•	New Opportunities and New Responsibilities Await Visteon
— Ethics Situations-Solutions

— Ethics Quotes
•	Why Do Conflicts of Interest Matter?
— Ethics Q&A

— Ethics Quotes
•	Privacy in the Workplace — A Delicate Balance
— Ethics Q&A
•	Recognizing Harassment in the Workplace
— Ethics Q&A
•	Conflicts of Interest
— Ethics Q&A
•	Brand Protection is Everyone’s Job

•	Business Continuity

•	Visteon and Workplace Violence

•	Reaching Visteon Travelers in Need

•	Benefits of a Drug-Free Visteon

•	ID Theft a Growing Scourge

•	Security for International Employees
Ethics Q&A

☐	Diversity and Equal Opportunity

☐	Safety, Health and the Environment

☐	Product Safety and Quality

☐	Company Property and Information

☐	Intellectual Property

☐	Insider Trading

☐	Conflicts of Interest

☐	Antitrust Legislation

☐	International Business and Governmental Regulations
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111 USA
September 2005